Exhibit 10.1

DATED

BETWEEN

SMART BRIDGE TECHNOLOGIES LIMITED

(BVI Company No.               )

AND

MEZZOFY HOLDING LIMITED

(Cayman Islands Registration No.               )

PARTNERSHIP AGREEMENT

PARTNERSHIP AGREEMENT

THIS PARTNERSHIP AGREEMENT (“Agreement”) is entered into on

BETWEEN

SMART BRIDGE TECHNOLOGIES LIMITED (BVI Company No.          ), a company incorporated in the British Virgin Islands and having its business address at         (“Company”);

AND

MEZZOFY HOLDING LIMITED (Registration No.         ), a company incorporated in Cayman Islands and having its business address at          (“Mezzofy”).

The Company and Mezzofy are hereinafter collectively referred to as “Parties” and “Party” means any one of them.

WHEREAS:

A.	The Company possesses expertise in blockchain infrastructure, digital asset ecosystems, regulatory compliance, and has established relationships within the Oobit/Tether ecosystem. Tether is a major investor in Oobit, and, following a strategic transaction, Tether is positioned to become a strategic shareholder of VCI Global Limited, which is the Company’s holding company, via pre funded warrant issued to an investor. Under the terms of the agreement, the investor has committed to distributing the resulting shares to Tether upon exercise, if fully exercised, this would represent an approximate 24% ownership stake in VCIG (as of ).

B.	Mezzofy operates a voucher distribution platform with an extensive network of corporate clients including major brands such as Starbucks, Sasa, KFC, and others, and has the capability to tokenize vouchers and coupons.

C.	The Parties wish to collaborate to establish and operate a digital exchange platform for trading Real World Asset (RWA) tokenized coupons and vouchers (“Exchange”).

D.	The Parties intend for this Agreement to serve as the master framework governing their partnership and to operate in good faith toward the successful launch and operation of the Exchange.

NOW THEREFORE PURSUANT THERETO, the Parties hereby agree as follows: -

1.	PARTNERSHIP

1.1	The Parties agree to form a partnership through the establishment of a legal entity (“Partnership Entity”) for the purpose of developing, launching, and operating the Exchange.

1.2	The Exchange shall be named as mutually agreed by both Parties and shall be reflected in the Partnership Entity’s formation documents.

1.3	The preliminary equity ownership of the Partnership Entity shall be distributed as follows:

(a)	51% to the Company (inclusive of the Company, its subsidiaries, and designated partners); and

(b)	49% to Mezzofy (inclusive of Mezzofy and its subsidiaries, and designated partners). For reference, Mezzofy shall form a new company, possibly namely Mezzofy Blockchain Tokenization Limited, in the British Virgin Islands, or Cayman Islands, or any other places as appropriate, to hold these 49% of shares.

The Parties acknowledge that this preliminary structure may be subject to adjustment based on a final valuation, cash contributions, and a definitive Shareholders’ Agreement, which shall detail provisions for dilution, vesting, and future funding rounds.

1.4	The Parties shall cooperate in good faith to incorporate the Partnership Entity in a mutually agreed jurisdiction within ninety (90) days of the execution of this Agreement, or such extended period as the Parties may agree in writing.

2.	ROLES AND RESPONSIBILITIES

2.1	The Company shall be primarily responsible for:

(a)	advising on and completing the incorporation and structuring of the Exchange, including establishing the appropriate holding and operating entities and ensuring the corporate framework is aligned with regulatory and commercial requirements.

(b)	securing and maintaining all necessary regulatory licensing, permits, and approvals required to legally establish and operate the Exchange in the target jurisdictions.

(c)	implementing and utilizing the Oobit/Tether Ecosystem for settlement, liquidity, and stablecoin functionalities.

(d)	overseeing ongoing regulatory maintenance, settlement operations, and system integrity to ensure continuous lawful operation and secure, efficient crypto payment settlement

(e)	at its sole discretion, provide initial capital to cover the set up cost and running cost for the Partnership Entity in the beginning until it becomes self-substantiated, subject to the satisfaction of certain milestones and an aggregate cap of USD 3,000,000.00, with each disbursement requiring prior internal approval from the Company. There shall be no automatic or implied obligation on either Party to provide any funding beyond this amount, and any additional funding shall be subject to mutual written agreement of the Parties.

2.2	Mezzofy and its partners (collectively, “Mezzofy Group”) shall be primarily responsible for:

(a)	designing, developing, and deploying the Exchange’s core trading engine, matching system, user interface, and overall platform architecture.

(b)	building and maintaining the full technical infrastructure of the Exchange, including backend systems, databases, APIs, wallet integrations, custody interfaces, and system administration tools necessary for secure and scalable operations.

(c)	providing ongoing technical maintenance, system upgrades, security patches, and feature enhancements to ensure continuous, secure, and efficient operation of the Exchange

(d)	utilizing their existing relationships with large corporate clients (e.g., Starbucks, Sasa, KFC) to onboard a substantial volume (millions) of vouchers to be tokenized and listed on the Exchange.

(e)	facilitating, subject to the consent of relevant merchants and any other legal or practical constraints beyond the control of Mezzofy, all Mezzofy-powered digital coupons be integrated into the Exchange. All such vouchers shall be duly authorised by the relevant merchants, technically integrated into the Exchange, and valid for redemption in accordance with the Exchange’s standard operating procedures.

(f)	providing the necessary expertise and technological processes to tokenise the coupons and vouchers into tradable digital assets (RWAs).

(g)	integrating the Mezzofy platform with the Exchange infrastructure to manage the lifecycle of the listed tokenized coupons.

2.3	The respective technology teams of the Company and Mezzofy Group shall work in close cooperation with each other, as well as with selected vendors and partners, to:

(a)	develop the full, end-to-end infrastructure of the Exchange.

(b)	ensure seamless integration between Mezzofy’s voucher platform and the Exchange’s trading and settlement systems.

(c)	define and adhere to a unified development roadmap and security standards.

3.	EXISTING ARRANGEMENTS

Nothing in this Agreement shall restrict either Party’s right to continue to conduct its business activities or arrangements or that otherwise come into being outside the scope of this agreement.

4.	CONFIDENTIALITY

4.1	The Parties acknowledge that during the course of the Partnership, confidential information, including trade secrets, client lists, financial information, strategies, marketing plans, and other proprietary information (“Confidential Information”), may be disclosed to the other Party. Any information identified by the disclosing Party in writing as confidential may be used by the receiving Party only in connection with the Partnership.

4.2	The receiving Party agrees to keep all such Confidential Information strictly confidential and to use it solely for the purposes specified by the disclosing Party. The receiving Party shall not disclose or reveal any Confidential Information to any third party, except as required by law or with the prior written consent of the disclosing Party.

4.3	The receiving Party shall take all reasonable measures to protect the Confidential Information, including implementing appropriate security measures to prevent unauthorized access, disclosure, or use.

4.4	The provisions of this Clause 4 shall survive termination of this Agreement for a period of two (2) years.

5.	TERM AND TERMINATION

5.1	This Agreement is valid for (i) one (1) year from the date of this Agreement, or (ii) indefinitely if the Partnership Entity is established within that year. However, this Agreement shall be superseded by any shareholders’ agreement or other governing documents executed for the Partnership Entity.

5.2	Before the establishment of the Partnership Entity, either Party may terminate this Agreement upon written notice if the other Party materially breaches any provision of this Agreement and fails to cure such breach within seven (7) days after receipt of written notice detailing the breach. Any objection from the other Party should be raised within seven (7) days after receipt of written notice.

5.3	Before the establishment of the Partnership Entity, and notwithstanding Clause 5.1 and 5.2 above, this Agreement may be terminated by either Party giving written notice to the other Party at least sixty (60) days prior to the proposed date of termination.

5.4	Notwithstanding Clause 5.1 to 5.3 above, the provisions of this Agreement or any other written agreement in respect of any form of cooperative activity under this Agreement shall continue to apply until their completion unless both Parties mutually agree in writing to the earlier termination of the said cooperative activity.

5.5	Upon and after the establishment of the Partnership Entity, this Agreement will be in effect as long as the Partnership Entity exists. The dissolution, termination or closure of the Partnership Entity should be a reserved matter as agreed by both Parties as stated in Clause 21 below.

6.	REPRESENTATION, WARRANTIES AND UNDERTAKINGS

Each of the Parties represents, warrants, and undertakes to the other as follows:

(a)	it is duly incorporated under the laws of its respective country of incorporation and has full power and authority to own its assets and carry on its business;

(b)	it has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement;

(c)	all the necessary corporate resolutions and authorisations to enter into this Agreement and to perform all obligations have been duly obtained;

(d)	by entering into this Agreement, it is not in breach or in contravention of any law or contract applicable to it;

(e)	this Agreement, when executed, constitutes legal, valid and binding obligations, enforceable against it in accordance with the terms thereof; and

(f)	the person signing this Agreement on behalf of it has been duly authorised to execute and deliver this Agreement.

7.	MUTUAL COVENANTS AND NON-COMPETITION

7.1	Good Faith Obligation

The Parties agree to execute this Agreement and conduct all activities related to the Exchange in the utmost good faith and mutual cooperation.

8.	NOTICE

Every notice, request or any other communication required or permitted to be given pursuant to this Agreement shall be in writing, in English and delivered personally or sent by registered or certified post via air mail or by courier or e- mail (which shall be acknowledged by the other Party) to the Parties at the address as stated above.

9.	TRADEMARKS

9.1	Each Party shall own all right, title and interest, including without limitation all Intellectual Property Rights, relating to its Trademarks. Except to the limited extent expressly provided in this Agreement, neither Party grants, and the other Party shall not acquire, any right, title or interest (including, without limitation, any implied license) in or to any Trademarks of the first Party; and all rights not expressly granted herein are deemed withheld.

9.2	All use by a Party of the other Party’s Trademarks (including any goodwill associated therewith) shall inure to the benefit of owning Party. No Party shall challenge or assist others to challenge the Trademarks of the other Party (except to protect such Party’s rights with respect to its own Trademarks) or the registration thereof by the other Party, nor shall either Party attempt to register any Trademarks or domain names that are confusingly similar to those of the other Party.

9.3	For the purposes of this clause:

“Intellectual Property Rights” shall mean any and all intellectual and industrial property rights, whether possible to register or not, including, without limitation, patents, registered and unregistered design rights, copyrights, trademarks, business names, trade names, service marks, utility marks, database rights, all extensions and renewals to any of them and any applications for any of them and any right or form of protection of a similar nature having equivalent or similar effect to any of them, which may subsist anywhere in the world;

“Trademarks” shall mean the trade names, trademarks, service marks, logos, domain names and other distinctive brand features of each Party as owned by such Party from time to time.

10.	GOVERNING LAW AND JURISDICTION

10.1	This Agreement shall be governed by and construed and enforced in accordance with the laws of Malaysia.

10.2	Any dispute, controversy or claim arising out of or in relation to this Agreement including any breach of any terms of this Agreement shall be resolved, insofar as it is possible, by mutual consultation between the Parties.

10.3	In the event that no settlement is capable to be reached by the Parties, the dispute shall be resolved by the courts of Malaysia.

11.	FORCE MAJUERE

11.1	Neither party hereto shall be liable for any failure on its part to perform any obligations hereunder resulting directly or indirectly from act of God, war or act of war, national emergency, flood, earthquake, boycott, blockade, embargo, strike or lockout [other than a strike or lockout induced by the party so incapacitated], pandemic, movement control order, the action or inaction of any governmental or local authority, civil disturbance or cause beyond their reasonable control (“Event of Force Majeure”).

11.2	Each Party shall immediately notify the other Party in writing of the occurrence of any event of Force Majeure applicable to its obligations under this Agreement, its consequences. If either Party considers the event of Force Majeure to be of such severity or to be continuing for an aggregate period of three (3) months such that the Party is unable to perform any of its obligations hereunder, this Agreement may be terminated by that Party by notice in writing to the other Party, which termination may take effect immediately or on the date specified in the notice of termination at the option of the Party issuing the termination notice. Neither party shall have any liability to the other in respect of the termination of this Agreement as a result of the Event of Force Majeure save and except for any antecedent breach or liability, which has arisen prior to the Event of Force Majeure.

12.	CHANGE IN PARTIES

The obligations, covenants and liability of the parties set out in this Agreement shall continue to be binding and enforceable notwithstanding any amalgamation, restructuring or change of shareholding or control in the Parties.

13.	VARIATION

This Agreement may be modified, varied or amended at any time after due consultation and with the written agreement and signed by both Parties.

14.	SEVERABILITY

Any provision of this Agreement which is invalid in respect of any law, regulation or any authority shall be invalid, without invalidating or affecting the remaining provisions of this Agreement.

15.	TIME OF THE ESSENCE

Time is of the essence of this Agreement.

16.	NO WAIVER

Knowledge or acquiescence by any party of any breach of the terms and conditions of this Agreement shall not be deemed to be a waiver of such terms and conditions, and notwithstanding such knowledge or acquiescence, such party shall be entitled to exercise its rights under this Agreement and to require strict performance by the other Party of the terms and conditions of this Agreement. Waiver of any breach of the terms and conditions of this Agreement or of any right, power, authority, discretion or remedy arising upon a breach of or default under this Agreement, must be in writing and signed by the Party granting the waiver.

17.	COUNTERPART

This Agreement may be signed in any number of counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument.

18.	GOOD FAITH

In entering into this Agreement, the Parties recognise that it is impracticable to make provisions for every contingency that may arise in the course of the performance of this Agreement. Accordingly, the Parties hereby declare it to be their intention that this Agreement shall operate between them in accordance with the principle of good faith, with fairness and without detriment to the interests of any of them and if in the course of performance of this Agreement unfairness to any Party is disclosed or anticipated or any dispute arises then the Parties shall use their best endeavours (without prior recourse to arbitration or litigation) to agree upon such action as may be necessary and equitable to remove or resolve the cause or causes of the same.

19.	ANNOUNCEMENTS

19.1	Mezzofy shall not make, or permit any person to make, any public announcement, communication or circular (announcement) concerning the existence, subject matter or terms of this Agreement, the wider transactions contemplated by it, or the relationship between the Parties, without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed). Mezzofy shall consult the Company on the timing, contents and manner of release of any announcement.

19.2	Where an announcement is required by law or any governmental or regulatory authority (including, without limitation, any relevant securities exchange), or by any court or other authority of competent jurisdiction, Mezzofy shall promptly notify the other Party.

20.	GOVERNANCE OF THE ENTITY

20.1	The Parties agree that the Partnership Entity shall be managed by a board of directors ( “Board”).

20.2	The Company shall be entitled to appoint two (2) representatives to the Board and Mezzofy shall be entitled to appoint one (1) representative to the Board.

20.3	The Board shall oversee the overall management and strategic direction of the Partnership Entity, subject to the terms of this Agreement.

20.4	The Parties further agree that the detailed governance procedures of the Board may be further set out and refined in any shareholders’ agreement to be entered into in respect of the Partnership Entity.

21.	UNANIMOUS CONSENT FOR RESERVED MATTERS

Notwithstanding the shareholding percentages of the Parties, the Partnership Entity shall not take any of the following actions without the prior written consent of both Parties (acting through their respective Board representatives):

For reserved matters as follows, unanimous consent is required:

(i)	Increase, reduction or change of the commitments made by each Shareholder;

(ii)	Variation of the any rights attached to the shares of any shareholder;

(iii)	Change of capital structure;

(iv)	Carrying out any business other than the principal business or the cessation of any principal business operation;

(v)	Entering into any agreement or transaction which may adversely affect any rights or interest of any shareholder;

(vi)	Termination, suspension or material winding-down of the business of the Partnership Entity; Commencing any action for winding-up, liquidation or dissolution of the Partnership Entity or appointment of a liquidator, trustee, receiver, receiver manager, administrator, administrative receiver or similar officer of (i) the Partnership Entity or of (ii) the whole or any part of the any principal business, undertaking, properties, assets, rights or revenues;

(vii)	Termination, liquidation or dissolution or making any composition or arrangement with creditors of the Partnership Entity;

(viii)	Provision of loan to any Person, or providing guarantee, indemnity, mortgage, pledge or other security to any Person exceeding USD200,000, if such Person is not related to either Parties;

(ix)	Appointment, variation and removal of the auditors;

(x)	Major variation of the accounting policies;

(xi)	Apply for admission of any part of the equity share capital of any of the Partnership Entity to trading on any stock exchange;

(xii)	Any form of reorganization of the Partnership Entity;

(xiii)	Declaration or payment of dividends or other distributions; Variation from the Dividend Policy as stated below.

22.	DIVIDEND POLICY

Any declaration or payment of dividends shall be at the discretion of the board of directors of the Partnership Entity, and shall be made only if and to the extent that the Partnership Entity has distributable profits, sufficient cash flow and reserves, and the payment of such dividends is considered prudent having regard to the business, financial condition, and future capital requirements of the Partnership Entity.

23.	SYSTEM COST

In order to process the transactions and ensure the continuous availability and functionality of the Mezzofy-powered coupons on the Exchange, the Partnership Entity shall compensate Mezzofy for the associated system cost. The actual cost shall be discussed and agreed between the Partnership Entity and Mezzofy. For reference, general system cost shall be calculated based on the actual usage of service provided by Mezzofy, usually counted on a per transaction basis. The specific amount is to be agreed between the Parties.

For the avoidance of doubt, such system costs shall apply strictly to ongoing operational expenses incurred in connection with transaction processing and service usage, and shall not include any capital expenditure (CAPEX), development costs, infrastructure build-out, or one-off implementation costs unless otherwise expressly agreed in writing by the Parties.

24.	BUSINESS PLAN AND LICENSE

24.1	The Partnership Entity shall prepare a business plan for the Parties’ approval upon its establishment.

24.2	The Partnership Entity shall apply for a RWA license, if necessary and appropriate, in Switzerland or any other appropriate places as agreed by the Parties.

25.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties hereto with respect to the matters dealt with therein and supersedes any previous agreement or understanding between the parties hereto in relation to such matters. This Agreement shall only be novated, amended and/or supplemented in writing with agreement of both parties and not otherwise.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, each by its duly authorized representative, as of the date first above written.

Signed by

For and on behalf of

SMART BRIDGE TECHNOLOGIES LIMITED

Name:
Designation:

Signed by

For and on behalf of

MEZZOFY HOLDING LIMITED

Name:
Designation: